Exhibit 28 (j) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 23, 2025, with respect to the financial statements of Federated Hermes Municipal High Yield Advantage Fund, Federated Hermes Ohio Municipal Income Fund, and Federated Hermes Pennsylvania Municipal Income Fund, each a portfolio of Federated Hermes Municipal Securities Income Trust, as of August 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
October 23, 2025